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                                                        Exhibit 2.11

                        MANUFACTURING SERVICES AGREEMENT

                                     BETWEEN

                                  ADAPTEC, INC.

                                       AND

                                   ROXIO, INC.

                        EFFECTIVE AS OF NOVEMBER __, 2000

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                        MANUFACTURING SERVICES AGREEMENT

                                TABLE OF CONTENTS

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ARTICLE 1  DEFINITIONS...................................................................................2

   1.1    ANCILLARY AGREEMENTS...........................................................................2
   1.2    COMPONENTS INVENTORY...........................................................................2
   1.3    CONFIDENTIAL INFORMATION.......................................................................2
   1.4    CUSTOMER.......................................................................................2
   1.5    DELIVER, DELIVERED OR DELIVERY.................................................................2
   1.6    DELIVERY POINT.................................................................................2
   1.7    FINISHED GOODS INVENTORY.......................................................................2
   1.8    GUIDELINES.....................................................................................2
   1.9    INVENTORY......................................................................................2
   1.10   LEAD TIME......................................................................................2
   1.11   MASTER SEPARATION AND DISTRIBUTION AGREEMENT...................................................3
   1.12   MINIMUM ORDER SIZE.............................................................................3
   1.13   PACKAGING SPECIFICATIONS.......................................................................3
   1.14   PRODUCT........................................................................................3
   1.15   QUARTERLY REVIEW MEETING.......................................................................3
   1.16   ROXIO DOCUMENTATION............................................................................3
   1.17   ROXIO TECHNOLOGY...............................................................................3
   1.18   ROXIO WAREHOUSE................................................................................3
   1.19   SERVICE FEE....................................................................................3
   1.20   SERVICE ORDERS.................................................................................3
   1.21   SERVICES.......................................................................................3
   1.22   SPECIFICATIONS.................................................................................4
   1.23   STANDARD COST..................................................................................4
   1.24   WORK IN PROCESS................................................................................4

ARTICLE 2  TERM OF AGREEMENT.............................................................................4
ARTICLE 3 PERFORMANCE OF SERVICES........................................................................4

   3.1    RETENTION......................................................................................4
   3.2    PERFORMANCE OF SERVICES........................................................................4
   3.3    LEAD TIME; RESCHEDULING; ALLOCATION............................................................4
   3.4    PROVISION OF ROXIO DOCUMENTATION AND

          ROXIO TECHNOLOGY...............................................................................5
   3.5    PACKAGING......................................................................................5
   3.6    MEETINGS.......................................................................................5
   3.7    CONTRACTORS....................................................................................5
ARTICLE 4 SERVICE FEES...................................................................................5
ARTICLE 5  FORECASTS, ORDERING AND ADJUSTMENTS...........................................................6

   5.1    FORECASTS......................................................................................6
   5.2    SERVICE ORDERS.................................................................................6
   5.3    SERVICE ORDER ADJUSTMENTS......................................................................6


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   5.4    LIABILITY FOR INVENTORY........................................................................7
   5.5    AGREEMENT CONTROLS.............................................................................7
ARTICLE 6  DELIVERY, CARRIER & RISK OF LOSS..............................................................7
   6.1    DELIVERY OF PRODUCT; RISK OF LOSS..............................................................7
   6.2    SHIPMENT.......................................................................................7

ARTICLE 7  PAYMENTS......................................................................................8
ARTICLE 8  QUALITY AND INSPECTION........................................................................8

   8.1    ADAPTEC'S PROCESS..............................................................................8
   8.2    ROXIO INSPECTION...............................................................................8
ARTICLE 9  ACCEPTANCE AND REJECTION OF PRODUCTS..........................................................9
ARTICLE 10  WARRANTY.....................................................................................9

   10.1   MATERIALS AND WORKMANSHIP......................................................................9
   10.2   WARRANTY REPLACEMENT...........................................................................9
   10.3   RMA PROCEDURES.................................................................................9
   10.4   NO LIABILITY...................................................................................9
   10.5   DISCLAIMER OF WARRANTIES.......................................................................9
ARTICLE 11  PRODUCT CHANGES.............................................................................10
   11.1   ON ADAPTEC'S NOTICE...........................................................................10
   11.2   AT ROXIO'S REQUEST............................................................................10
   11.3   CHANGE MANAGEMENT.............................................................................10

ARTICLE 12  OWNERSHIP OF ROXIO TECHNOLOGY...............................................................10
ARTICLE 13  INTELLECTUAL PROPERTY INDEMNITY.............................................................10
ARTICLE 14  GENERAL INDEMNITY...........................................................................11
ARTICLE 15  TERMINATION.................................................................................11
   15.1   TERMINATION WITHOUT CAUSE.....................................................................11
   15.2   EFFECT OF TERMINATION WITHOUT CAUSE...........................................................11
   15.3   TERMINATION FOR DEFAULT.......................................................................11
   15.4   EFFECT OF TERMINATION IN GENERAL..............................................................12
   15.5   TRANSITION ASSISTANCE.........................................................................12
ARTICLE 16  CONFIDENTIALITY.............................................................................13
ARTICLE 17  LIMITATION OF LIABILITY.....................................................................13
ARTICLE 18  DISPUTE RESOLUTION..........................................................................13
ARTICLE 19  GENERAL.....................................................................................14
   19.1   NOTICES.......................................................................................14
   19.2   ASSIGNMENT....................................................................................15
   19.3   DAMAGE LIMITATION.............................................................................15
   19.4   ALLOCATION OF RISK............................................................................15
   19.5   EXPORT CONTROL................................................................................15
   19.6   WAIVER........................................................................................15
   19.7   GOVERNING LAW.................................................................................15
   19.8   DESCRIPTIVE HEADINGS..........................................................................16
   19.9   SEVERABILITY..................................................................................16
   19.10     FORCE MAJEURE..............................................................................16
   19.11     ENTIRE AGREEMENT...........................................................................16
   19.12     CONFLICTING AGREEMENTS.....................................................................16
   19.13     CONTROLLING DOCUMENT.......................................................................17


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   19.14     RELATIONSHIP...............................................................................17
   19.15     AMENDMENT AND EXECUTION....................................................................17

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                                      iii

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                        MANUFACTURING SERVICES AGREEMENT

         This MANUFACTURING SERVICES AGREEMENT ("Agreement") is made by and between Adaptec Manufacturing Singapore on its own behalf and on behalf of each of its parent, Adaptec, Inc. and its majority owned subsidiaries, exclusive of Roxio, Inc. ("Adaptec"), and Roxio, Inc., a Delaware corporation, on its own behalf and on behalf of each of its majority owned subsidiaries ("Roxio"), and is effective as of 12:01 a.m. Pacific Time, November __, 2000 (the "Separation Date").

                                    RECITALS

         WHEREAS, the Boards of Directors of each of Adaptec and Roxio have determined that it is appropriate and desirable for Adaptec to contribute and transfer to Roxio, and for Roxio to receive and assume, directly or indirectly, substantially all of the assets and liabilities currently associated with the Roxio Business and the stock, investments or similar interests currently held by Adaptec in subsidiaries and other entities that conduct such business (the "Separation");

         WHEREAS, Adaptec has caused Roxio to be incorporated in order to effect the Separation and Adaptec currently owns all of the issued and outstanding capital stock of Roxio;

         WHEREAS, Adaptec and Roxio currently contemplate that, following the contribution and assumption of assets and liabilities, Roxio will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Adaptec's ownership of the issued and outstanding capital stock of Roxio to not less than 80.1%;

         WHEREAS, Adaptec currently contemplates that, several months following the IPO, Adaptec will distribute to the holders of its common stock, $ 0.01 par value, by means of a pro rata distribution, all of the shares of Roxio common stock owned by Adaptec (the "Distribution");

         WHEREAS, Adaptec and Roxio intend that the Separation and the Distribution will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

         WHEREAS, the parties desire that Adaptec perform certain services for Roxio with respect to the products manufactured by the Roxio Business prior to the Separation Date and such additional products as the parties may from time to time agree.

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         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in the Master Separation and Distribution Agreement.

         1.2 COMPONENTS INVENTORY. "Components Inventory" means the inventory of raw material and other Product components consistent with Roxio's forecast, as provided in Section 5.1.

         1.3 CONFIDENTIAL INFORMATION. "Confidential Information" shall have the meaning set forth in the Master Confidential Disclosure Agreement between Adaptec and Roxio.

         1.4 CUSTOMER. "Customer" means Roxio's customer who is purchasing a Product and who is identified in the Service Order or in a subsequent written communication from Roxio designating the "ship to" point.

         1.5 DELIVER, DELIVERED OR DELIVERY. "Deliver, Delivered or Delivery" means the delivery by Adaptec of the Products manufactured pursuant to a particular Service Order to the Delivery Point for shipment or pull in accordance with Roxio's instructions, as provided in accordance with the Guidelines.

         1.6 DELIVERY POINT. "Delivery Point" means (a) the San Francisco Bay Area, with respect to Products destined for shipment to a location in the Americas, including the United States, Canada, Mexico and South America; (b) Singapore, with respect to Products destined for shipment to a location outside the United States; and (c) the Roxio Warehouse, with respect to Products to be held at the Roxio Warehouse for pull by the Customer.

         1.7 FINISHED GOODS INVENTORY. "Finished Goods Inventory" means the inventory of completed goods consistent with the outstanding Service Orders.

         1.8 GUIDELINES. "Guidelines" means the written guidelines provided by Adaptec to Roxio, as may be amended from time to time upon the agreement of the parties, with respect to (a) the placement of Service Orders and adjustments thereto, and (b) the provision of forecasts.

         1.9 INVENTORY. "Inventory" means the Components Inventory, Work in Process and Finished Goods Inventory.

         1.10 LEAD TIME. "Lead Time" means the minimum amount of time prior to the requested Delivery of a Product that a Service Order must be provided to Adaptec to

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initiate the performance of Services. The Lead Time as of the Separation Date is
eleven (11) days.

         1.11 MASTER SEPARATION AND DISTRIBUTION AGREEMENT. "Master Separation and Distribution Agreement" means the Master Separation and

Distribution Agreement between Adaptec and Roxio.

         1.12 MINIMUM ORDER SIZE. "Minimum Order Size" means the minimum quantity of each type of Product for which Services may be initiated, as specified in EXHIBIT A.

         1.13 PACKAGING SPECIFICATIONS. "Packaging Specifications" means the packaging process and format to be agreed upon by the parties with respect to each Product and set forth in the applicable specification.

         1.14 PRODUCT. "Product" means a completed product to be manufactured as a result of the Services, initially as set forth in EXHIBIT A, as it may be amended in accordance with Article 5 from time to time.

         1.15 QUARTERLY REVIEW MEETING. "Quarterly Review Meeting" shall mean a meeting between Roxio and Adaptec for the purpose of reviewing production, forecasts, fees, inventory liability and related matters.

         1.16 ROXIO DOCUMENTATION. "Roxio Documentation" means the Specifications, Packaging Specifications, approved Bill of Materials ("BOM"), artwork, manuals, Golden Master and related documentation and materials to be provided to Adaptec by Roxio with respect to the Products.

         1.17 ROXIO TECHNOLOGY. "Roxio Technology" means technical information specific to the Products, including the Roxio Documentation and software code.

         1.18 ROXIO WAREHOUSE. "Roxio Warehouse" means the Roxio Warehouse in the Netherlands.

         1.19 SERVICE FEE. "Service Fee" means the fee to be charged Roxio by Adaptec to perform Services with respect to each Product, initially as set forth in EXHIBIT A, or determined in Article 4.

         1.20 SERVICE ORDERS. "Service Orders" means written or electronically transmitted Service Orders for Products placed by Roxio with Adaptec in accordance with the Guidelines, including the description, quantity, Customer, Delivery Point, requested Delivery date, ship to point and other relevant information relating to the order and shipment.

         1.21 SERVICES. "Services" means the operations services performed by Adaptec hereunder with respect to the Products, including procurement, demand

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fulfillment, planning, forecasting, manufacturing, packaging, shipping, receiving, internal warehousing, invoicing and engineering/document control.

         1.22 SPECIFICATIONS. "Specifications" means the respective specifications for each Product provided by Roxio.

         1.23 STANDARD COST. "Standard Cost" means the standard cost of performing Services with respect to a component or Product, as set forth in Adaptec's SAP system, at the Separation Date or such later date as a Service Fee with respect to a Product may be determined in accordance with Article 4.

         1.24 WORK IN PROCESS. "Work in Process" means Adaptec's inventory of partially completed Products consistent with Roxio's outstanding Service Orders.

                                    ARTICLE 2

                                TERM OF AGREEMENT

         The term of this Agreement ("Term") shall commence on the Separation Date and shall continue for a period of twelve (12) months, subject to earlier termination as provided in Article 15.

                                    ARTICLE 3

                             PERFORMANCE OF SERVICES

         3.1 RETENTION. Roxio hereby retains Adaptec to perform the Services in accordance with the terms and conditions of this Agreement and Adaptec hereby consents to such retention.

         3.2 PERFORMANCE OF SERVICES. During the Term, Adaptec shall use reasonable commercial efforts to perform the Services in accordance with the terms of this Agreement. Additional Products may be added to this Agreement upon the parties' mutual written agreement with respect to the Product, and its Service Fee and other relevant Product-specific terms and conditions. Services shall not be performed after the Separation Date with respect to any Product that has not been fully production released by Roxio. Adaptec will initiate Services with respect to a Product upon receipt of a Service Order.

         3.3 LEAD TIME; RESCHEDULING; ALLOCATION. Adaptec shall use reasonable commercial efforts to accept and perform any Service Order placed in accordance with the terms and conditions of this Agreement, including the applicable Lead Times (which may be revised by Adaptec from time to time upon notice to Roxio). Adaptec may, at its sole discretion, allocate its capacity among Adaptec's customers, but will provide Roxio with priority equivalent to that given to customers purchasing similar services, in similar quantities, using similar processes or materials.

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         3.4 PROVISION OF ROXIO DOCUMENTATION AND ROXIO TECHNOLOGY. As soon as required after the Separation Date, Roxio will deliver to Adaptec the Roxio Documentation for each Product. Subject to the terms and conditions of this Agreement, Roxio grants to Adaptec and any subcontractor retained by Adaptec in connection with the performance of Adaptec's obligations under this Agreement, during the Term of this Agreement, a non-exclusive, non-transferable license to use the Roxio Technology solely to the extent required to perform the Services. Roxio shall retain all right, title and interest in and to the Roxio Documentation and Roxio Technology.

         3.5 PACKAGING. Adaptec will package each Product substantially in accordance with the applicable Packaging Specification, as it may be amended from time to time upon agreement of the parties and subject to approval of the respective engineering organizations of the parties.

         3.6 MEETINGS. Commencing on the Separation Date and during the Term, Roxio shall schedule a Quarterly Review Meeting to occur in the second week of each calendar quarter and will prepare the agenda for discussion. In addition, either party may request additional meetings from time to time to address additional issues or problems that have arisen. Each party shall use reasonable efforts to have appropriate personnel attend such meetings in order to conduct a thorough operations review in accordance with the agenda.

         3.7 CONTRACTORS. Adaptec may retain third parties ("Contractors") and subsidiary companies ("Subsidiaries") to furnish services to it in connection with the performance of its obligations hereunder and permit such Contractors and Subsidiaries to have access to Roxio's Confidential Information, but only to the extent and insofar as reasonably required in connection with the performance of Adaptec's obligations under this Agreement; provided that all such Contractors and Subsidiaries shall be required by Adaptec to execute a written agreement that (a) is sufficient to secure compliance by such Contractors and Subsidiaries with Adaptec's obligation of confidentiality concerning Confidential Information set forth in Article 16; (b) acknowledges the Contractor's or Subsidiary's obligation to assign all work product in connection with performance hereunder; and (c) assigns to Roxio all Intellectual Property Rights concerning any Roxio Technology. Roxio, upon request, may review such agreements at any time before or after execution by such Contractors and Subsidiaries to ensure compliance with this Agreement.

                                    ARTICLE 4

                                  SERVICE FEES

         Subject to the terms and conditions of this Agreement, Adaptec agrees initially to perform the Services for the respective Service Fees set forth on EXHIBIT A. Any Service Fee which is not set forth on EXHIBIT A initially will be set at the Standard Cost with respect to the Product at the time of production release, plus ten percent (10%). All Service Fees shall be reviewed at the Quarterly Review Meeting and shall be adjusted such that they are approximately equivalent to the Standard Cost with respect to the

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Product, plus ten percent (10 %). Unless otherwise agreed to in writing by
Adaptec, all Service Fees are exclusive of transportation and insurance from Adaptec's Singapore facilities to the Delivery Point, and all taxes, duties and assessments (except taxes levied against Adaptec's net income), including state and local use, sales property and similar taxes (collectively, "Taxes"). Roxio agrees to pay all Taxes, unless Roxio has provided Adaptec with (i) an exemption resale certificate in the appropriate form for the jurisdiction of Roxio's place of business and any jurisdiction to which Product is to be directly shipped hereunder, or (ii) written evidence that such sale is otherwise exempt from such taxes. In the event Adaptec is required to pay any Tax or transportation or insurance charges, Roxio shall reimburse Adaptec the amount of the Tax or charge plus five percent (5%). Where applicable, Taxes shall appear as separate items on Adaptec's invoice.

                                    ARTICLE 5

                       FORECASTS, ORDERING AND ADJUSTMENTS

         5.1 FORECASTS. Roxio will provide Adaptec, on the Separation Date, and thereafter, in accordance with the Guidelines, a monthly forecast of Roxio's requirements for Services covering the remainder of the Term. Such forecasts shall represent and reflect Roxio's good faith expectations of its requirements based upon customer demand. Roxio acknowledges that Adaptec will use forecasts for material and manufacturing planning purposes in connection with the Services and, further, that Adaptec will purchase Components Inventory required for the Services in accordance with such forecast.

         5.2 SERVICE ORDERS. Roxio shall place Service Orders with Adaptec in accordance with the Guidelines to initiate the performance of Services by Adaptec. Each Service Order (a) will be issued by Roxio in accordance with the applicable Lead Time(s), which initially shall be eleven (11) days and (b) will be at least the Minimum Order Size for that Product as specified in EXHIBIT A. Adaptec shall use reasonable efforts to perform the Services in accordance with the Service Order. Roxio recognizes that its placement of Service Orders in accordance with the Guidelines is a material term of this Agreement, and acknowledges its obligation to adjust its forecast such that no Product purchases are forecast for any period during which Roxio will not be able to place Service Orders in accordance with the Guidelines.

         5.3 SERVICE ORDER ADJUSTMENTS. Roxio may not cancel any Products for which a Service Order has been received by Adaptec. Roxio can change the "ship to" location and/or the scheduled Delivery date until 72 hours prior to the expected shipping date; however, such adjustment may be subject to additional costs or charges. Roxio may not modify a Service Order within 72 hours of the scheduled shipping date, without Adaptec's prior consent. Any requests to modify a Service Order within 72 hours of the scheduled shipping date shall be directed to Adaptec's manager of demand fulfillment, or his or her designee, and will be handled on a case by case basis.

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         5.4 LIABILITY FOR INVENTORY. Roxio shall be liable to purchase all
Inventory purchased to forecast or built to a Service Order for which Delivery of the relevant Product has not been taken upon the expiration of the Term, or in the event of termination by Roxio pursuant to Section 15.1 or termination by Adaptec pursuant to Section 15.3. Adaptec shall invoice Roxio for such Inventory promptly upon determining the amount of the claim. Upon full payment for such Inventory and receipt of shipping instructions, the Inventory shall be Delivered to Roxio and shipped freight collect. In the event payment is not made or shipping instructions are not received within thirty (30) days of Adaptec's invoice, Adaptec may scrap the affected Inventory without further liability to Roxio. In addition, the parties shall review Inventory at the Quarterly Review Meeting and shall identify and agree upon any Inventory, which is obsolete, which may be scrapped by Adaptec promptly thereafter. The scrapping of such Inventory pursuant to this Section 5.4, shall not affect Roxio's obligation to pay for such Inventory.

         5.5 AGREEMENT CONTROLS. Except for the identification of Products, quantities and other matters necessary to be specified by a Service Order, the terms governing the performance of Services will be governed by the terms and conditions of this Agreement. In the case of conflict between this Agreement and any Service Order, invoice, acknowledgement or similar document, the terms of this Agreement will prevail. Any remedies at law or equity not specifically disclaimed or modified by this Agreement remain available to both parties.

                                    ARTICLE 6

                        DELIVERY, CARRIER & RISK OF LOSS

         6.1 DELIVERY OF PRODUCT; RISK OF LOSS. All Products manufactured hereunder shall be Delivered (a) FOB Adaptec's warehouse in the San Francisco Bay Area, with respect to orders destined for shipment to a location in the Americas, including the United States, Canada, Mexico and South America; (b) EX WORKS Singapore, with respect to orders destined for shipment to a location outside the United States; and (c) FOB the Roxio Warehouse, with respect to orders to be held at the Roxio Warehouse for pull by a Customer. Risk of loss shall transfer (a) upon delivery to the carrier at Adaptec's warehouse in the San Francisco Bay Area, with respect to orders destined for shipment to a location in the Americas, including the United States, Canada, Mexico and South America; (b) upon the carrier's taking possession in Singapore, with respect to orders destined for shipment to a location outside the United States; and (c) upon receipt at the Roxio Warehouse, with respect to orders to be held at the Roxio Warehouse for pull by a Customer. All quoted Delivery dates are estimates only and Adaptec shall not be liable for any failure to meet a quoted Delivery date.

         6.2 SHIPMENT. Unless otherwise agreed by the parties, shipping and insurance costs from Adaptec's Singapore facility to the Delivery Point will be paid by Adaptec and reimbursed by Roxio. Roxio will be billed for the charges on a monthly basis at the rate of actual shipping cost plus five percent (5%). Adaptec will select the carrier. In no event shall Adaptec be liable for any delay in delivery, or assume any liability in connection with shipment, nor shall the carrier be deemed an agent of

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Adaptec. All claims for damages must be filed with the carrier. Shipments may be made in installments. Unless otherwise agreed in writing or as set forth in the Packaging Specification, all Products will be packed and shipped in accordance with Adaptec's normal practices.

                                    ARTICLE 7

                                    PAYMENTS

         Upon completion of the Services specifically relating to the manufacture and shipment of Products, as evidenced by shipment of the Product from Adaptec's Singapore facility, Adaptec will send an invoice to Roxio identifying the Service Order, and confirming the quantity and description of all Products that have been shipped. Roxio will pay invoices forthe Services, or such other invoices as are issued under this Agreement, including invoices for scrapped Inventory, cancellation charges, shipping costs, inspection expenses, Product modifications and transition assistance, within thirty (30) days of receipt. Payment of invoices shall be made to Adaptec. Payment does not constitute final acceptance of the Services or resulting Products and is subject to adjustments for errors, shortages and defects in the Products. Performance of the Services shall at all times be subject to the approval of Adaptec's credit department and Adaptec may at any time decline to perform any Services, or Deliver any Products, except upon receipt of payment, or upon terms and conditions or security satisfactory to Adaptec. Adaptec will provide Roxio with credit terms in accordance with the credit policies established by its credit department.

                                    ARTICLE 8

                             QUALITY AND INSPECTION

         8.1 ADAPTEC'S PROCESS. Adaptec will manufacture and inspect the Products in accordance with its general process and quality procedures.

         8.2 ROXIO INSPECTION. Roxio, or its representative (which must be reasonably acceptable to Adaptec), will be entitled to inspect the Products and their manufacturing process at the manufacturing facilities of Adaptec or its Subcontractor, or at Adaptec's warehouse, prior to Delivery and during the course of Adaptec's performance of Services. Such inspection shall be solely for the purpose of reviewing the quality of such Products and processes. Any such inspection shall be subject to reasonable prior written notice given to Adaptec by Roxio and to the execution of a reasonable form of non-disclosure agreement by Roxio and any approved representative. Adaptec shall not be responsible for any delay in Delivery or shipment of the affected Products that results from the inspection, and Roxio shall bear all costs of the inspection. In the event Adaptec bears any costs as a consequence of the inspection, Roxio shall reimburse Adaptec for its actual expenses, plus five percent (5%).

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                                    ARTICLE 9

                      ACCEPTANCE AND REJECTION OF PRODUCTS

         Any Product Delivered hereunder shall be deemed accepted by Roxio unless Adaptec receives written notice of a defect or non-conformity with respect to such Product within thirty (30) days of shipment from the Delivery Point to Roxio or its Customer, or, if shipped to the Roxio Warehouse, within thirty (30) days of receipt at the Roxio Warehouse. In the event a Product appears not to conform to the Specifications or a shipment does not conform to the requirements of a Service Order, Roxio shall promptly notify Adaptec and afford Adaptec a reasonable opportunity to inspect such Product. No Product shall be returned to Adaptec without compliance with Adaptec's Return Material Authorization ("RMA") procedures.

                                   ARTICLE 10

                                    WARRANTY

         10.1 MATERIALS AND WORKMANSHIP. Adaptec makes no warranty with respect to the Services or the results thereof, except that Adaptec warrants, to Roxio only, that the media upon which the Products are reproduced will, for a period of ninety (90) days commencing on the date of Delivery or pull from the Roxio Warehouse, whichever is later ("Warranty Period"), be free from defects in material and workmanship.

         10.2 WARRANTY REPLACEMENT. If any Product is found to breach the warranty specified in Section 10.1 during the Warranty Period, Roxio may return, or direct its Customer to return, the Product to Adaptec, and Adaptec shall, at Adaptec's option and expense, promptly (a) replace such defective Product and return the replacement unit to Roxio, or (b) refund or credit to Roxio the Service Fee paid for the defective Product. The foregoing shall constitute Roxio's sole remedy and Adaptec's sole obligation with respect to any breach of warranty under this Agreement.

         10.3 RMA PROCEDURES. All returns of the Products made by Roxio or its Customers shall comply with the RMA Procedures then in effect, a current version of which is attached hereto as EXHIBIT B.

         10.4 NO LIABILITY. Adaptec shall have no liability or obligation to Roxio under this Article 10 with respect to any Products which have been subjected to abuse, misuse, improper use, negligence, accident, alteration, repair or rework performed by unauthorized parties.

         10.5 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1, THE SERVICES ARE PERFORMED AND THE PRODUCTS ARE PROVIDED "AS IS" AND ADAPTEC MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

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                                   ARTICLE 11

                                 PRODUCT CHANGES

         11.1 ON ADAPTEC'S NOTICE. In no event shall Adaptec make any modification to a Product or its packaging without Roxio's prior written approval, which shall not unreasonably be withheld or delayed.

         11.2 AT ROXIO'S REQUEST. Should Roxio desire modifications in a Product or its packaging, Roxio shall submit its request to Adaptec in writing, and Adaptec shall use reasonable commercial efforts to respond to such request in writing within five (5) business days, setting forth the impact of such proposed change on the performance of the Services and the relevant Service Fee with respect to the Products. Any change necessary for proper functioning of the Products will be implemented by Adaptec as soon as possible. Unless the parties agree otherwise, requested changes will not affect the Products already scheduled or rescheduled for Delivery as of the date Adaptec receives such request. Roxio shall be responsible for payment for any Inventory, which is made obsolete as a consequence of the implementation of the change.

         11.3 CHANGE MANAGEMENT. All changes to a Product shall be subject to Adaptec's standard change management procedure.

                                   ARTICLE 12

                          OWNERSHIP OF ROXIO TECHNOLOGY

         Roxio owns the Roxio Technology. Nothing in this Agreement shall limit the ability of Adaptec to produce products or portions of products which are similar to the Products for customers other than Roxio, either during the term of this Agreement or after its termination, provided that in doing so, Adaptec does not infringe Roxio's intellectual property rights. or use Roxio Technology or Roxio Confidential Information.

                                   ARTICLE 13

                         INTELLECTUAL PROPERTY INDEMNITY

         Roxio shall, at its expense and at Adaptec's request, defend any claim or action brought against Adaptec, and Adaptec's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that the Roxio Documentation, the Product or any third party intellectual property incorporated in Product at the direction of Roxio, infringes any patent, copyright, mask work right or other intellectual property right, or misappropriates any trade secret, of a third party ("Claim"). Roxio shall pay all costs of defense and settlement, together with any judgment which may be finally awarded; provided: (a) Adaptec gives Roxio reasonably prompt notice in writing of any such suit and permits Roxio, through counsel

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of its choice, to defend and/or settle such Claim; and (b) Adaptec provides
Roxio information, assistance and authority, at Roxio's expense, to enable Roxio to defend such Claim. Roxio shall not be responsible for any settlement made by Adaptec without Roxio's written permission.

                                   ARTICLE 14

                                GENERAL INDEMNITY

         Each party hereto (the "Indemnifying Party") shall, at its own expense, defend the other party, and its subsidiaries, affiliates, directors, officers, employees, agents and independent contractors (collectively, the "Indemnified Party"), from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with the negligence of the Indemnifying Party's agents and employees. Such indemnity shall include claims brought with respect to the defective design or code of the Product for which Roxio shall be the indemnifying party. The Indemnifying Party shall pay all costs of defense and settlement, together with any judgment which may be finally awarded; provided:
(a) the Indemnified Party gives the Indemnifying Party reasonably prompt notice in writing of any such suit and permits the Indemnifying Party, through counsel of its choice, to defend and/or settle such Claim; and (b) the Indemnified Party provides the Indemnifying Party information, assistance and authority, at the Indemnifying Party's expense, to enable the Indemnifying Party to defend such Claim. The Indemnifying Party shall not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party's written permission.

                                   ARTICLE 15

                                   TERMINATION

         15.1 TERMINATION WITHOUT CAUSE. Roxio may, for any reason or for no reason whatsoever, terminate this Agreement, in whole, or in part, upon two (2) months advance notice to Adaptec.

         15.2 EFFECT OF TERMINATION WITHOUT CAUSE. In the event Roxio terminates this Agreement pursuant to Section 15.1, Adaptec may submit a written claim for Inventory in accordance with Section 5.4.

         15.3 TERMINATION FOR DEFAULT. Either party may suspend its performance and/or terminate this Agreement immediately upon written notice at any time if:

                  (a) The other party is in material breach of any warranty, term, condition or covenant of this Agreement other than those contained in
Article 16 and fails to cure that breach within thirty (30) days after written notice of that breach and of the first party's intention to suspend its performance or terminate;

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

                  (b) The other party is in material breach of any warranty, term, condition or covenant of Article 16; or

                  (c) The other party: (i) becomes insolvent; (ii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iii) makes a general assignment for the benefit of creditors.

         15.4 EFFECT OF TERMINATION IN GENERAL. The following terms apply to any termination under this Agreement, including without limitation, termination for convenience and for default:

                  (a) Immediately upon any termination of this Agreement, Adaptec shall, to the extent and at the times specified by Roxio, stop all work on outstanding Service Orders, incur no further direct cost, and protect all property in which Roxio has or may acquire an interest pursuant to this Article 15.

                  (b) Immediately upon any termination of this Agreement, each party will return to the other party or, pursuant to the other party's written instructions, destroy all materials in its possession containing Confidential Information of the other party. Returned Confidential Information materials shall be shipped freight collect. In addition Adaptec shall immediately deliver to Roxio any and all Roxio Technology, Roxio Documentation or other property of Roxio within Adaptec's possession or control. Notwithstanding the foregoing, Adaptec shall have no obligation to deliver any Inventory until and unless it has been paid for by Roxio.

                  (c) If this Agreement is terminated by Adaptec pursuant to
Section 15.3, then Adaptec may submit a claim for Inventory in accordance with
Section 5.4.

                  (d) Notwithstanding any termination of this Agreement, the provisions of Sections 5.4, 7, 9, 10, 12, 13, 14, 16, 17, 18 and the relevant sections of Articles 15 and 19 shall remain in effect.

         15.5 TRANSITION ASSISTANCE. Upon expiration or earlier termination of this Agreement by Roxio pursuant to Sections 15.1 or 15.3, Adaptec shall deliver to Roxio, or to Roxio's agent, as Roxio may direct, a copy of the Roxio Documentation applicable to each Product in order to assist in the transfer of the performance of the Services to Roxio or its designated third party manufacturer. Such Roxio Documentation shall, as applicable, be in compiled, electronic form. Additionally, subject to the mutual agreement of the parties with respect to scheduling and compensation to Adaptec, Adaptec shall provide such technical assistance to Roxio or Roxio's designated third party manufacturer, as Roxio may reasonably request in connection with such transfer.

                                   ARTICLE 16

                                 CONFIDENTIALITY

         Each party will protect the other's Confidential Information in accordance with the terms of the Master Confidential Disclosure Agreement.

                                   ARTICLE 17

                             LIMITATION OF LIABILITY

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND EXCEPT AS SET FORTH IN ARTICLES 13 AND 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE OTHER PARTY'S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

                                   ARTICLE 18

                               DISPUTE RESOLUTION

         Resolution of any and all disputes arising from or in connection with this Agreement ("Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Article 18.

                  (a) The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives or each of Adaptec and Roxio. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten (10) business days after such notice of a Dispute is given, each party shall select appropriate senior executives (e.g. director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. During the course of negotiations under this Section 18 (a), all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty (30) days after the first meeting of the negotiating senior executives, either party may commence litigation with respect to the Dispute. However, except as provided below in Section 18 (b), neither party shall commence litigation against the other party to resolve the Dispute (i) until the parties try in good faith to settle the Dispute by negotiation for at least thirty (30) days after the first meeting of the negotiating senior executives, or (b) until forty (40) days after notice of a Dispute is given by either party to the other party, whichever occurs first.

                  (b) Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties to the Dispute shall make a good faith effort to negotiate such Dispute, according to the above procedures, while such court action is pending.

                                   ARTICLE 19

                                     GENERAL

         19.1 NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with electronic receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

                  If to Adaptec:

                            Adaptec, Inc.
                            691 S. Milpitas Boulevard
                            Milpitas, California 95035
                            Attention:  Vice President, Operations
                            cc:  Vice President and General Counsel

                  If to Roxio:

                            Roxio, Inc.
                            461 S. Milpitas Boulevard
                            Milpitas, California 95035
                            Attention:  ______

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

         19.2 ASSIGNMENT. Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party; provided, however, that Adaptec may subcontract the performance of any or all of the Services without Roxio's consent, subject to Adaptec's compliance with the provisions of Section 3.6. Any attempt at assignment in derogation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, and their respective successors and assigns.

         19.3 DAMAGE LIMITATION. INDEPENDENTLY OF ANY OTHER REMEDY LIMITATION HEREOF AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY SUCH LIMITED REMEDY, THE PARTIES AGREE THAT IN NO EVENT SHALL ADAPTEC BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT.

         19.4 ALLOCATION OF RISK. The parties acknowledge and affirm that the sections on limitation of liability, warranties and disclaimer of warranties and damage limitation in this Agreement allocate the risks between the parties. This allocation is reflected in the pricing of the Products and is an essential element of the basis of the bargain between the parties.

         19.5     EXPORT CONTROL.

                  (a) REPRESENTATION. Roxio agrees to comply strictly and fully with all export controls imposed on the Products and the Roxio Technology by any country or organization in whose jurisdiction Roxio operates or does business. Roxio will not knowingly, export or re-export any Product to any country prohibited under United States Export Administration Regulations ("EAR"), without first obtaining a valid license to so export or re-export the Products.

                  (b) RESPONSIBILITY. Except as otherwise agreed in writing between the parties, all export permits, import certificates, insurance, duty, customs clearance charges and/or licenses and related costs from the Delivery Point will be Roxio's responsibility. Adaptec shall not be required to ship any Product if it believes that such shipment may violate any applicable EAR. Roxio will promptly inform Adaptec of any change in any Product, which may affect its export status, including any change , which may affect its EAR Export Commerce Control Number or License designator, after the Separation Date.

         19.6 WAIVER. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall be made only in a writing signed by the party making such waiver, and shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         19.7 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United

States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section
18.7 above.

         19.8 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         19.9 SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

         19.10 FORCE MAJEURE. Neither of the parties shall be deemed to be in default of this Agreement to the extent any failure to perform hereunder is a result of conditions beyond the other party's reasonable control, including but not limited to, acts of God, war, strikes, fires, floods, earthquakes, work stoppages and embargoes, material shortages, subcontractor delays, acts of any governmental entity, equipment or other facilities failures (which delays or failures are beyond the reasonable control, without negligence, of the defaulting party), and neither party shall have the right to terminate this Agreement for any such delay or default on the part of the other party.

         19.11 ENTIRE AGREEMENT. This Agreement, the Master Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. This Agreement shall prevail in the event of any conflicting terms or legends which may appear on any portion of the Assigned Technology or the Licensed Technology.

         19.12 CONFLICTING AGREEMENTS. In the event of a conflict between this Agreement and the Master Separation and Distribution Agreement or any Ancillary Agreement executed in connection herewith, the provisions of this Agreement shall prevail.

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

         19.13 CONTROLLING DOCUMENT. All Service Orders for the Products shall be governed by this Agreement. Any additional, inconsistent or conflicting clauses in any order, release, acceptance or other written correspondence between the parties shall be considered null and void, unless expressly executed by duly authorized representatives of both parties.

         19.14 RELATIONSHIP. The parties are independent contractors. Nothing contained herein and no action taken pursuant hereto shall constitute the parties as joint ventures or the agents of the other party for any purpose or in any sense whatsoever.

         19.15 AMENDMENT AND EXECUTION. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of Adaptec and Roxio by their respective duly authorized officers or representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Separation Date.

ADAPTEC, INC.                          ROXIO, INC.
("Adaptec")                            ("Roxio")

By:                                    By:

   -------------------------------        ----------------------------------

Name:                                  Name:

     -----------------------------          --------------------------------

Title:                                 Title:

      ----------------------------           -------------------------------


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